UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

HILLENBRAND INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-6651	35-1160484
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

700 State Route 46 East
Batesville, Indiana		47006-8835
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (812) 934-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

     On May 23, 2005, the Company finalized its decision to close Batesville Casket’s Nashua, New Hampshire facility, with its solid wood casket production consolidated into its Panola, Mississippi plant. An agreement was reached with the union on May 25, 2005, in regards to employee severance-related matters. Efforts at continuous improvement enabled us to make more caskets each year at our more efficient Panola plant. Our goal is to reduce our fixed and variable manufacturing costs to provide greater value to our customers and continue to provide increased shareholder value to Hillenbrand’s investors.

     The consolidation of the two plants will result in a total pre-tax charge of $4.4 million through the estimated completion of the consolidation in our second fiscal quarter of 2006. Approximately $2.0 million of the charge will be incurred in the third fiscal quarter of 2005, with the remainder to be recognized over the course of the plant closing and consolidation consistent with accounting principles generally accepted in the United States of America. Cash components of these charges include approximately $2.4 million in employee-related costs including severance, pension and other termination benefits and approximately $1.5 million in other associated costs. The remaining $0.5 million consists of non-cash charges resulting from the accelerated depreciation of equipment. The consolidation will also result in an additional cash investment of approximately $1.9 million related to capital expenditures. The land and building at Nashua is owned by the Company. It is our intent to sell the land and building upon the plant’s closing. Such sale is not anticipated to generate an impairment charge.

     These expenditures are expected to lower operating costs by approximately $4.3 million (pre-tax) annually, including $0.2 million in reduced depreciation.

     This announcement appeared in a press release that is filed as Exhibit 99 to this Current Report on Form 8-K. The contents of such Exhibit are incorporated herein by reference.

Item 8.01. OTHER EVENTS.

     On May 18, 2005, Ralph Lee Fancher (“Fancher”) filed an antitrust suit against several national owners and operators of funeral homes, including Service Corporation International, Alderwoods Group, Inc., Stewart Enterprises, Inc., two other casket manufacturers, Aurora Casket Company and York Group, Inc., together with Hillenbrand Industries, Inc. and its Batesville Casket Company subsidiary, in the United States District Court for the Eastern District of Tennessee. Fancher alleges violations of various state antitrust laws.

     Like the class action lawsuit recently filed by Funeral Consumers Alliance, Inc. in California against many of the same defendants, including

Hillenbrand and Batesville Casket Company, Fancher alleges a conspiracy to suppress competition in an alleged market for caskets through a group boycott, a campaign of disparagement against “Independent Casket Discounters” (which is the same term that is used in the California complaint) and concerted efforts to restrict casket price competition and to coordinate casket pricing. Fancher alleges violations of numerous state antitrust laws, state consumer protection statutes and state unjust enrichment law. Unlike the California case, no violations of federal law are alleged.

     Fancher seeks certification of two classes of consumers based on different groups of state laws and seeks unspecified monetary damages on behalf of the purported classes, trebling of any such damages that may be awarded, where appropriate, and recovery of attorneys’ fees and costs. If a class is certified and if plaintiffs prevail at trial, potential trebled damages awarded to the plaintiffs could have a material adverse effect on our results of operations, financial condition, and liquidity. Accordingly, we intend to aggressively defend against Fancher’s allegations and assert all meritorious defenses. It is not unusual to have multiple copy cat suits filed after press coverage of an initial filing as has occurred in this case, and it is possible that additional suits based on the same or similar allegations will be brought against Hillenbrand or Batesville Casket Company.

     Regarding the Spartanburg Regional Healthcare System antitrust lawsuit against Hillenbrand and its Hill-Rom subsidiary, filed in the United States District Court for the District of South Carolina, as described in our most recent Quarterly Report on Form 10-Q for the period ended March 31, 2005, the hearing on class certification has been postponed by the Court and is anticipated to occur by the end of October 2005.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

          99      Press release dated May 26, 2005 issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND INDUSTRIES, INC.

DATE: May 26, 2005	BY:	/s/ Scott K. Sorensen Scott K. Sorensen Vice President and Chief Financial Officer

DATE: May 26, 2005	BY:	/s/ Gregory N. Miller Gregory N. Miller Vice President – Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99	Press release dated May 26, 2005 issued by the Company.

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